Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 033-47073, 333-06061, 333-27561, 333-72715, 333-76697, 333-104490, 333-124503, 333-131466, 333-147397, 333-153925 and 333-154364 on Form S-8 and Registration Statement No. 333-163330 on Form S-3 of our reports dated November 24, 2010, relating to the consolidated financial statements and consolidated financial statement schedules of The Scotts Miracle-Gro Company, and the effectiveness of The Scotts Miracle-Gro Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Scotts Miracle-Gro Company for the year ended September 30, 2010.
/s/ Deloitte & Touche LLP
Columbus, Ohio
November 24, 2010